Exhibit 4.3

RPX CORPORATION

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 15, 2009

3.10	Aggregation of Stock	20
3.11	Arbitration	20
3.12	Waiver of Right of First Offer	20

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 15th day of July 2009, by and among RPX CORPORATION, a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor,” and the holders of Common Stock listed on Schedule B hereto, each of which is herein referred to as a “Common Holder.”

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) and the Company’s Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) and possess registration rights, information rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement dated as of August 12, 2008 by and among the Company, certain holders of Common Stock (the “Common Stock”) and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors and the Company desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted under the Prior Agreement; and

WHEREAS, certain Investors are parties to the Series B Preferred Stock Purchase Agreement, dated as of July 1, 2009, by and among the Company and certain of the Investors (the “Series B Agreement”), which provides that as a condition to the closing of the sale of the Series B Preferred Stock (the “Series B Preferred Stock” and collectively with the Series A Preferred Stock and Series A-1 Preferred, the “Preferred Stock”) this Agreement must be executed and delivered by such Investors, the Existing Investors and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Sections 1.2, 1.4, 1.12 and 3.7.

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the shares of Common Stock held by the Common Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12, 2.1, 2.2, 2.4 and 3.7, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i) The term “Rule 144” shall mean Rule 144 under the Act.

(j) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $7,500,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by at least fifty-five percent (55%) in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to at least fifty-five percent (55%) in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the

Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty-five percent (35%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (ii) any securities held by a Common Holder be included in such offering if any Registrable Securities held by any Holder (and that such Holder has requested to be registered) are excluded from such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell

Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will use commercially reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) use its commercially reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

(j) Make generally available to its security holders, and to deliver to the Holders an earnings statement of the Company (that will satisfy the provisions of Section 11(a) of the Securities Act) covering a period of twelve (12) months beginning after the effective date of the registration statement (as defined in Rule 158(c) under the Act) as soon as is reasonably practicable after the termination of such twelve (12) month period and upon the request of a Holder.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions and stock transfer taxes incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $35,000 for each registration) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of at least fifty-five percent (55%) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of at least fifty-five percent (55%) of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, members and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person of such Holder.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b)

shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided further that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a partner, member or affiliate of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 70,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) or all of the transferor’s shares of Registrable Securities if less, provided: (a) the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. Except in the case of stockholders that become a party to this Agreement pursuant to Section 1.11, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty-five percent (55%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or such longer period, not to exceed eighteen (18) days after the expiration of the 180 day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(a) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS (OR GREATER) AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering, (ii) as to any Holder, such time after the Initial Offering at which such Holder holds less than 1% of the Company’s then outstanding securities and can sell all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) in any three (3)-month period without registration in compliance with Rule 144 or (iii) after the consummation of a Liquidation Event, as that term is defined in the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time), in which the acquiring person or persons in such Liquidation Event are subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, other than a Liquidation Event that results from a sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets where the separate existence of the Company continues (a “Qualified Change of Control”).

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor that holds at least 600,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) (a “Major Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and, unless waived by the Company’s Board of Directors (including each of the directors elected solely by the holders of Preferred Stock (each, a “Preferred Director”)), audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information that the Company’s Board of Directors deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that the Company’s Board of Directors in good faith considers to be a trade secret or similar confidential information.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the automatic conversion of the Preferred Stock of the Company into Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time) (a “Qualified Offering”), or (ii) a Qualified Change of Control.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Major Investor” includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such

Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within fifteen (15) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Registrable Securities of the Company held by all Fully-Exercising Investors.

(c) If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options, warrants or other rights therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors (including at least two Preferred Directors), (ii) the issuance of securities pursuant to an underwritten public offering in which all shares of Preferred Stock will be converted to Common Stock, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities that were initially subject to or exempt from the right of first offer contained in this Section 2.4, (iv) the issuance of securities in connection with a bona fide business acquisition by the Company in which the Company acquires all or substantially all of the assets of such entity or more than fifty percent (50%) of the equity ownership in such entity, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which acquisition has been approved by the Board of Directors (including at least two Preferred Directors), (v) the issuance and sale of Series B Preferred Stock pursuant to the Series B Agreement or (vi) the issuance of stock, warrants or other securities or rights to (1) persons or entities that are actual or potential suppliers, members, customers or strategic partners of this corporation, (2) providers of equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or other similar transactions or (3) holders of patents or patent rights, provided such issuances have been approved by the Board of Directors (including at least two Preferred Directors). In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Major Investor in any offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund may assign or transfer such rights to an affiliated or related venture capital fund.

(f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Offering or (ii) Qualified Change of Control.

2.5 D&O Insurance. Unless otherwise agreed by the Board of Directors of the Company (including each of the Preferred Directors), the Company shall maintain in full force and effect directors and officers liability insurance with coverage limits customary for similarly situated companies.

2.6 Observer Rights. As long as they own not less than 1,000,000 shares (as appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of each of Index Ventures, Kleiner Perkins and Charles River Ventures to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give each such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that each such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude each such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is or is affiliated with a direct competitor of the Company.

2.7 Proprietary Information and Inventions Agreements; Employment Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement or Consulting Agreement, as applicable, in substantially the form approved by the Company’s Board of Directors. The Company shall require the terms of employment for each officer that reports directly to the Company’s chief executive officer to be approved by the Board or the Compensation Committee thereof.

2.8 Service Provider Agreements. Unless approved by the Board of Directors of the Company: (a) all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter; (b) no stock option, restricted stock and similar equity grant issued to service providers shall be transferable (except for transfers to family members or for estate planning purposes) until such time as such stock option, restricted stock and similar equity grant is fully vested; and (c) the Company shall retain the right to repurchase unvested shares at no greater than cost.

2.9 Right of First Refusal. Unless approved by the Board of Directors of the Company: (a) as a condition to all future issuances of Common Stock of the Company (other than Common Stock issued upon the conversion of Preferred Stock), the Company shall retain a right of first refusal on transfers until the Company’s Initial Offering; and (b) in the event the Company does not exercise its right of first refusal to purchase its securities in the event of a proposed transfer by a holder thereof, the Company shall assign such right to the Major Investors on a pro rata basis based on the number of Registrable Securities held by each such Major Investor and subject to overallotment to the Major Investors.

2.10 Board Matters. The Company shall reimburse non-management directors and board observers for reasonable expenses (incurred in conformity with the Company’s travel and expense policies, if any, in effect at the time such expenses are incurred) associated with attendance at meetings of the Board of Directors (or committees thereof). If not already established by the date hereof, the Company shall use all commercially reasonable efforts to establish a Compensation Committee of its Board of Directors. Upon the request of at least two Preferred Directors, the Company shall use all commercially reasonable efforts to establish a Audit Committee of its Board of Directors. In the event the Board of Directors establishes a Compensation Committee and/or Audit Committee, each such committee shall consist of at least 3 members and, if applicable, (i) the director nominated by Index Ventures Growth I (Jersey), L.P. (or affiliated or related fund) and (ii) the director nominated by KPCB Holdings, Inc. (or its affiliates) pursuant to the Amended and Restated Voting Agreement dated as of even date herewith will have the right to sit on each such committee.

2.11 Qualified Small Business Stock. The Company will use its commercially reasonable best efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and any similar state laws and regulations; provided, that “commercially reasonable best efforts” as described in this Section 2.11 shall not be construed to require the Company to operate its business in a manner that would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities. The Company will provide each Holder with all information reasonably requested by such Holder to determine that such Holder’s shares of Preferred Stock are “Qualified Small Business Stock.”

2.12 “Market Stand-Off” Agreement. Unless approved by the Board of Directors of the Company (including at least two Preferred Directors), the Company shall require as a condition to any issuance of Common Stock or securities exercisable for or convertible into Common Stock that such security shall be subject a lockup period in connection with the

Company’s initial public offering that is no less restrictive than the market standoff provisions contained in Section 1.13 hereof.

2.13 Management Obligation. The Company shall as a condition for continued employment obligate each officer and key employee of the Company to devote substantially all of his or her business time to the conduct of the business of the Company. The Company shall use its commercially reasonable best efforts to cause any officer or key employee of the Company to promptly cease all current work and not to begin new work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.14 Related Party Matters. The Company will not hire any family members of an employee or director without the prior approval of the Board of Directors (including at least two of the Preferred Directors).

2.15 Termination of Certain Covenants. The covenants set forth in Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13 and 2.14 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Offering or (ii) Qualified Change of Control.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.6).

3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8 Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 2.6) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least fifty-five percent (55%) of the Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority in interest of the Common Holders. The provisions of Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 2.6 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least fifty-five percent (55%) of the Registrable Securities that are held by Major Investors; provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of an individual Major Holder in a different manner than the other Major Holders, such amendment or waiver shall also require the written consent of such Major Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company. Upon the effectiveness of this Agreement, the Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

3.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated or related entities (including affiliated or related venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Arbitration. The Company and the other parties hereto agree first to negotiate in good faith to resolve any disputes arising out of or relating to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be settled by binding arbitration in Santa Clara County, California before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator shall be required to, in all determinations, apply California law without regard to its conflicts of law provisions. Notwithstanding the foregoing, the arbitrator shall apply the substantive law of the state of incorporation of the Company, where applicable or where indicated by the terms of this Agreement. The arbitrator is afforded the jurisdiction to order any provisional remedies, including, without limitation, injunctive relief. The arbitrator may award the prevailing party the costs of arbitration, including reasonable attorneys’ fees and expenses. The arbitrator’s award shall be in writing and shall state the reasons for the award. The Company and the other parties hereto stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision. Arbitration shall be the sole and exclusive means to resolve any dispute.

3.12 Waiver of Right of First Offer. Each of the undersigned Existing Investors hereby irrevocably waives the right of first offer set forth in Section 2.4 of the Prior Agreement, and all related notice periods or notice rights, with respect to the issuance of Series B Preferred Stock pursuant to the Series B Agreement.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

RPX CORPORATION

	By:	/s/ John Amster
	Name:	John Amster
	Title:	Co-Chief Executive Officer

Address:	3 Embarcadero Center, Suite 2310 San Francisco, CA 94111

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

INVESTORS:

INDEX VENTURES GROWTH I (JERSEY), L.P

By: its Managing General Partner: Index Venture Growth Associates I Limited

	By:	/s/ Nigel Greenwood
Ian Henderson and/or Nigel Greenwood Director Director

INDEX VENTURES GROWTH I PARALLEL ENTREPRENEUR FUND (JERSEY), L.P

By: its Managing General Partner:
Index Venture Growth Associates I Limited

	By:	/s/ Nigel Greenwood
Ian Henderson and/or Nigel Greenwood Director Director

Address:		Index Venture Growth Associates I Limited
No 1 Seaton Place
St Helier
Jersey JE4 8YJ
Channel Islands
Attention: Nicky Barthorp

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

INDEX VENTURES IV (JERSEY), L.P

By: its Managing General Partner: Index Venture Associates IV Limited

	By:	/s/ Jane M. Pearce
Paul Willing and/or Jane Pearce Director Director

INDEX VENTURES IV PARALLEL ENTREPRENEUR FUND (JERSEY), L.P

By: its Managing General Partner: Index Venture Associates IV Limited

	By:	/s/ Jane M. Pearce
Paul Willing and/or Jane Pearce Director Director

Address:		Index Venture Associates IV Limited
Whiteley Chambers
Don Street
St Helier
Jersey JE4 9WG
Channel Islands
Attention: Giles Johnstone-Scott

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

YUCCA PARTNERS LP JERSEY BRANCH

By: Ogier Employee Benefit Services Limited as Authorised Signatory of Yucca Partners LP Jersey Branch in its capacity as administrator of the Index Co-Investment Scheme,

By:	/s/ Peter Le Breton
Authorized Signatory

Address:	Ogier Employee Benefit Services Limited
Whiteley Chambers
Don Street
St Helier
Jersey JE4 9WG
Channel Islands
Facsimile +44 (0) 1534 504444
Attention: Peter Le Breton

With copies to:
Index Venture Management S.A.
2 rue de Jargonnant
1207 Geneva
Switzerland
Fax: +41 22 737 0099
Attention: André Dubois

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

CHARLES RIVER PARTNERSHIP XIII, LP
By: Charles River XIII GP, LP
Its General Partner

By:	Charles River XIII GP, LLC
Its General Partner

By:	/s/ Izhar Armony
Izhar Armony
Authorized Manager

CHARLES RIVER FRIENDS XIII-A, LP
By: Charles River XIII GP, LLC
Its General Partner

By:	/s/ Izhar Armony
Izhar Armony
Authorized Manager

Address:	1000 Winter Street, Suite 3300
Waltham, MA 02451
with a copy to: Lisa Haines

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Eric Keller
	Name:	Eric Keller
	Its:	President

Address:	2750 Sand Hill Road
Menlo Park, CA 94025

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

G&H PARTNERS

By:	/s/ Jonathan Gleason

Name:	Jonathan Gleason

Title:	Portfolio Administrator

Address:	1200 Seaport Blvd.
Redwood City, CA 94063

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

THE JOHN S WADSWORTH JR REV TR AGREEMENT DTD 12/3/01

By:	/s/ John S. Wadsworth

Name:	John S Wadsworth, Jr. as Trustee

Address:	c/o Scott Jacobs 555 California Street, Suite 2200, 14th Floor San Francisco, CA 94104

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

STEVEN L. FINGERHOOD IRA ROLLOVER

By:	/s/ Steven L. Fingerhood
Name:	Steven L. Fingerhood
Title:	Authorized Signatory

Address:	Steven L. Fingerhood IRA Rollover JPMCC Custodian One Ferry Building, Suite 255
San Francisco, CA 94111

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

SLF PARTNERS ’10, LLC

By:	/s/ Steven L. Fingerhood
Name:	Steven L. Fingerhood
Title:	Manager

Address:	One Ferry Building, Suite 255 San Francisco, CA 94111 Attention: Steven L. Fingerhood

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

COMMON HOLDERS:

JOHN AMSTER

By:	/s/ John Amster
[Address]

GEOFFREY T. BARKER

By:	/s/ Geoffrey T. Barker
[Address]

ERAN ZUR

By:	/s/ Eran Zur
[Address]

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Schedule A

Investors

Index Ventures Growth I (Jersey), L.P.

Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P.

Index Ventures IV (Jersey), L.P.

Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P.

Yucca Partners LP Jersey Branch

Charles River Partnership XIII, LP

Charles River Friends XIII-A, LP

KPCB Holdings, Inc.

The John S Wadsworth Jr Rev Tr Agreement Dtd 12/3/01

G&H Partners

Steven Fingerhood

SLF Partners ’10, LLC

Schedule B

Common Holders

John Amster

Geoffrey T. Barker

Eran Zur